CONTACTS:
Media Inquiries
Ryan Obert
(248) 435-1701
ryan.obert@meritor.com

Investor Inquiries
Todd Chirillo
(248) 435-1571
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Meritor Reports Fourth-Quarter and Fiscal Year 2021 Results

TROY, Mich. – (Nov. 17, 2021) – Meritor, Inc. (NYSE: MTOR) today announced financial results for its fourth quarter and full fiscal year ending September 30, 2021.

Fourth-Quarter Highlights
•Sales were $945 million
•Net income attributable to Meritor and net income from continuing operations attributable to Meritor were $62 million and $63 million, respectively
•Diluted earnings per share from continuing operations was $0.88
•Adjusted income from continuing operations attributable to Meritor was $57 million, or $0.80 of adjusted diluted earnings per share
•Adjusted EBITDA was $91 million
•Adjusted EBITDA margin was 9.6 percent
Fourth-Quarter Results
For the fourth quarter of fiscal year 2021, Meritor posted sales of $945 million, up $187 million, or approximately 25 percent, from the same period last year. This increase in sales was driven primarily by higher global truck production in all markets.

Net income attributable to Meritor was $62 million, or $0.87 per diluted share, compared to net income attributable to Meritor of $1 million, or $0.01 per diluted share in the same period last year. Net income from continuing operations attributable to the company was $63 million, or $0.88 per diluted share, compared to net income from continuing operations attributable to the company of $1 million, or $0.01 per diluted share in the same period last year. The increase in net income year over year was driven primarily by higher sales volumes and lower tax expense including a net tax benefit from certain tax initiatives, partially offset by higher freight and steel costs.

Adjusted income from continuing operations attributable to the company in the fourth quarter was $57 million, or $0.80 of adjusted diluted earnings per share, compared with $8 million, or $0.11 of adjusted diluted earnings per share in the same period last year.

Adjusted EBITDA was $91 million, compared to $60 million in the fourth quarter of fiscal year 2020. Adjusted EBITDA margin for the fourth quarter of fiscal year 2021 was 9.6 percent, compared with 7.9 percent in the same period last year. The increase in adjusted EBITDA year over year was driven primarily by higher sales volumes, partially offset by higher freight and steel costs.

Cash flow provided by operating activities in the fourth quarter of fiscal year 2021 was $51 million, compared to $77 million in the same period last year. Free cash flow for the fourth quarter of fiscal year 2021 was $8 million, compared to free cash flow of $37 million in the same period last year. The decrease in operating cash flow and free cash flow year over year was driven primarily by higher working capital requirements.

Fourth-Quarter Segment Results
Commercial Truck sales were $740 million in the fourth quarter of fiscal year 2021, up 32 percent compared to the fourth quarter of fiscal year 2020. The increase in sales was driven by higher global truck production in all markets.

Commercial Truck segment adjusted EBITDA was $54 million in the fourth quarter of fiscal year 2021, up $30 million from the same period in the prior fiscal year. Segment adjusted EBITDA margin increased to 7.3 percent from 4.3 percent in the same period of the prior fiscal year. The increase in segment adjusted EBITDA and segment adjusted EBITDA margin was driven primarily by conversion on higher revenue, partially offset by higher freight and steel costs.

Aftermarket & Industrial sales were $250 million in the fourth quarter of fiscal year 2021, up 11 percent compared to the fourth quarter of fiscal year 2020. The increase in sales was driven by higher sales volumes across the segment.

Segment adjusted EBITDA for Aftermarket & Industrial was $34 million in the fourth quarter of fiscal years 2021 and 2020. Segment adjusted EBITDA margin decreased to 13.6 percent in the fourth quarter of fiscal year 2021, compared to 15.0 percent in the same period of the prior year. Segment adjusted EBITDA margin decreased primarily due to higher freight costs, which more than offset conversion on higher sales volumes.

Fiscal Year 2021 Results
For fiscal year 2021, Meritor posted sales of $3.8 billion, up $0.8 billion, or approximately 26 percent from the prior year. The increase in sales was driven primarily by higher global truck production in all markets.

Net income attributable to Meritor was $199 million, or $2.73 per diluted share, compared to $245 million, or $3.24 per diluted share in the prior year. Net income from continuing operations attributable to the company was $200 million, or $2.74 per diluted share, compared to net income from continuing operations attributable to the company of $244 million, or $3.23 per diluted share in the prior year. The decrease in net income year over year was driven primarily by income, net of tax, associated with the termination of the company's distribution arrangement with WABCO Holdings, Inc. ("WABCO") in fiscal 2020 and higher freight, steel and electrification costs in fiscal year 2021, partially offset by conversion on higher revenue.

Adjusted income from continuing operations in fiscal year 2021 was $195 million, or $2.68 of adjusted diluted earnings per share, compared to $73 million, or $0.97 of adjusted diluted earnings per share in the prior year.

Adjusted EBITDA was $411 million in fiscal year 2021, compared with $272 million in fiscal year 2020. Adjusted EBITDA margin was 10.7 percent in fiscal year 2021, up 180 basis points compared with the prior fiscal year. The increase in adjusted EBITDA and adjusted EBITDA margin year over year was driven primarily by higher sales volumes, partially offset by higher freight, steel and electrification costs.

Cash flow from operating activities in the fiscal year was $197 million, compared to $265 million in fiscal year 2020. Free cash flow for the full fiscal year was $107 million, compared to $180 million in fiscal year 2020. The decrease in cash provided by operating activities was driven primarily by $265 million of cash received in fiscal year 2020 from the termination of the distribution arrangement with WABCO and an increase in fiscal year 2021 working capital requirements.

Outlook for Fiscal Year 2022
The company is providing the following guidance for fiscal year 2022:
•Revenue to be in the range of $4.1 billion to $4.3 billion
•Net income attributable to Meritor and net income from continuing operations attributable to Meritor to be in the range of $220 million to $255 million
•Diluted earnings per share from continuing operations in the range of $3.05 to $3.55
•Adjusted diluted earnings per share from continuing operations to be in the range of $3.25 to $3.75
•Adjusted EBITDA margin to be in the range of 11.5 percent to 12.5 percent
•Operating cash flow to be in the range of $275 million to $320 million
•Free cash flow to be in the range of $175 million to $200 million

“While 2021 was a challenging industry environment, we performed well. Now in the last year of our M2022 plan, we remain focused on earnings and growth, particularly as we expand our customer base in the growing commercial vehicle electrification market," said Chris Villavarayan, CEO and president of Meritor.

Fourth-Quarter and Fiscal Year 2021 Conference Call
Meritor will host a conference call and webcast to discuss the company's fourth-quarter and full-year results for fiscal year 2021 on Wednesday, Nov. 17 at 9 a.m. ET.

To participate, call (844) 412-1003 within the U.S. or (216) 562-0450 from outside the U.S. at least 10 minutes prior to the start of the call. Please reference conference ID: 2362339 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the Investors page on meritor.com.

A replay of the call will be available starting at 12 p.m. ET on Nov. 17 until 12 p.m. ET on Nov. 24 by calling (855) 859-2056 within the U.S. or (404) 537-3406 from outside the U.S. Please refer to replay conference ID 2362339. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the Investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking, aftermarket and electric powertrain solutions for commercial vehicle and industrial markets. With more than a 110-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Michigan, United States, and is made up of approximately 9,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain outlooks, projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "estimate," "should," "are likely to be," "will" and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on public health, the global economy, and financial markets, as well as our industry, customers, operations, workforce, supply chains, distribution systems and demand for our products; reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, transportation and labor, and our ability to manage or recover such costs; technological changes in our industry as a result of the trends toward electrified drivetrains and the integration of advanced electronics and their impact on the demand for our products and services; our ability to manage possible adverse effects on European markets or our European operations, or financing arrangements related thereto in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc., AxleTech and Transportation Power, Inc. and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters; rising costs of pension benefits; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2020 and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP"), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, free cash flow and free cash flow conversion.

Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Free cash flow conversion is defined as free cash flow over adjusted income from continuing operations attributable to the company. Beginning in the second quarter of fiscal year 2021, the company no longer includes an adjustment for non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carryforwards or tax credits in adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations and free cash flow conversion are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, measure value creation, benchmark performance between periods and measure our performance against externally communicated targets.

Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Free cash flow conversion is a specific financial measure of our M2022 plan used to measure the company's ability to convert earnings to free cash flow and provides useful information about our ability to achieve strategic goals.

Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the Chief Operating Decision Maker ("CODM") to evaluate the performance of each of our reportable segments.

Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and free cash flow conversion as key metrics to determine management’s performance under our performance-based compensation plans, provided that, solely for this purpose, adjusted diluted earnings (loss) per share from continuing operations also includes an adjustment for the use of deferred tax assets in jurisdictions with net operating loss carryforwards or tax credits.

Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin and free cash flow conversion should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income or cash flow conversion calculations as an indicator of our financial performance. Free cash flow and free cash flow conversion should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Sales	$945	$758	$3,833	$3,044
Cost of sales	(835)	(699)	(3,328)	(2,716)
GROSS PROFIT	110	59	505	328
Selling, general and administrative	(67)	(40)	(270)	(221)
Income from WABCO distribution termination	—	—	—	265
Other operating expense, net	(4)	(8)	(17)	(40)
OPERATING INCOME	39	11	218	332
Other income, net	12	10	61	46
Equity in earnings of affiliates	10	3	34	14
Interest expense, net	(14)	(19)	(79)	(66)
INCOME BEFORE INCOME TAXES	47	5	234	326
Provision (benefit) for income taxes	19	(5)	(24)	(78)
INCOME FROM CONTINUING OPERATIONS	66	—	210	248
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(1)	—	(1)	1
NET INCOME	65	—	209	249
Less: Net loss (income) attributable to noncontrolling interests	(3)	1	(10)	(4)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$62	$1	$199	$245

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$63	$1	$200	$244
Income (loss) from discontinued operations	(1)	—	(1)	1
Net income	$62	$1	$199	$245

DILUTED EARNINGS PER SHARE
Continuing operations	$0.88	$0.01	$2.74	$3.23
Discontinued operations	(0.01)	—	(0.01)	0.01
Diluted earnings per share	$0.87	$0.01	$2.73	$3.24

Diluted average common shares outstanding	71.1	73.8	72.8	75.6

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	September 30, 2021	September 30, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$101	$315
Receivables, trade and other, net	534	479
Inventories	601	435
Other current assets	50	54
TOTAL CURRENT ASSETS	1,286	1,283
NET PROPERTY	517	515
GOODWILL	507	501
OTHER ASSETS	628	585
TOTAL ASSETS	$2,938	$2,884
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$19	$39
Accounts and notes payable	573	423
Other current liabilities	308	264
TOTAL CURRENT LIABILITIES	900	726
LONG-TERM DEBT	1,008	1,188
RETIREMENT BENEFITS	191	196
OTHER LIABILITIES	224	279
TOTAL LIABILITIES	2,323	2,389
EQUITY:
Common stock (September 30, 2021 and 2020, 104.0 and 103.7 shares issued and 70.1 and 72.3 shares outstanding, respectively)	105	105
Additional paid-in capital	798	808
Retained earnings	935	736
Treasury stock, at cost (September 30, 2021 and September 30, 2020, 33.9 and 31.4 shares, respectively)	(632)	(573)
Accumulated other comprehensive loss	(632)	(614)
Total equity attributable to Meritor, Inc.	574	462
Noncontrolling interests	41	33
TOTAL EQUITY	615	495
TOTAL LIABILITIES AND EQUITY	$2,938	$2,884

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Net income attributable to Meritor, Inc.	$62	$1	$199	$245
Less: Income (loss) from discontinued operations, net of tax, attributable to Meritor, Inc.	1	—	1	(1)
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$63	$1	$200	$244
Interest expense, net	14	19	79	66
Provision (benefit) for income taxes	(19)	5	24	78
Depreciation and amortization	25	27	103	101
Noncontrolling interests	3	(1)	10	4
Loss on sale of receivables	1	1	4	4
Asset impairment charges	—	8	—	8
Income from WABCO distribution termination	—	—	—	(265)
Brazilian VAT credit	—	—	(22)	—
Transaction costs	—	—	—	5
Restructuring costs	4	—	13	27
Adjusted EBITDA	$91	$60	$411	$272

Adjusted EBITDA margin (1)	9.6%	7.9%	10.7%	8.9%

Unallocated legacy and corporate expense (income), net (2)	(3)	(2)	(13)	(6)
Segment adjusted EBITDA	$88	$58	$398	$266

Commercial Truck
Segment adjusted EBITDA	$54	$24	$259	$116
Segment adjusted EBITDA margin (3)	7.3%	4.3%	8.6%	5.3%

Aftermarket and Industrial
Segment adjusted EBITDA	$34	$34	$139	$150
Segment adjusted EBITDA margin (3)	13.6%	15.0%	14.1%	15.3%

Sales
Commercial Truck	$740	$560	$3,008	$2,190
Aftermarket & Industrial	250	226	989	981
Intersegment Sales	(45)	(28)	(164)	(127)
Total Sales	$945	$758	$3,833	$3,044
(1) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Segment adjusted EBITDA margin equals segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2021	2020
OPERATING ACTIVITIES
Income from continuing operations	$210	$248
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	103	101
Deferred income tax expense (income)	(13)	38
Restructuring costs	13	27
Loss on debt extinguishment, net	11	—
Equity in earnings of affiliates	(34)	(14)
Asset impairment charges	—	8
Pension and retiree medical income	(53)	(42)
Other adjustments to income from continuing operations	20	7
Dividends received from equity method investments	7	10
Pension and retiree medical contributions	(10)	(15)
Restructuring payments	(13)	(25)
Changes in off-balance sheet receivable securitization and factoring programs	13	(77)
Changes in receivables, inventories and accounts payable	(86)	61
Changes in other current assets and liabilities	52	(64)
Changes in other assets and liabilities	(22)	2
Operating cash flows provided by continuing operations	198	265
Operating cash flows used for discontinued operations	(1)	—
CASH PROVIDED BY OPERATING ACTIVITIES	197	265
INVESTING ACTIVITIES
Capital expenditures	(90)	(85)
Cash paid for investment in Transportation Power, Inc.	—	(13)
Other investing activities	(8)	9
CASH USED FOR INVESTING ACTIVITIES	(98)	(89)
FINANCING ACTIVITIES
Securitization	—	(8)
Borrowings against revolving line of credit	—	304
Repayments of revolving line of credit	—	(304)
Proceeds from debt issuances	275	300
Repurchase of convertible notes	(53)	—
Redemption of notes	(458)	—
Term loan payments	(13)	(8)
Debt issuance costs	(5)	(5)
Other financing activities	(1)	(2)
Net change in debt	(255)	277
Repurchase of common stock	(59)	(241)
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(314)	36
EFFECT OF CHANGES IN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1	(5)
CHANGE IN CASH AND CASH EQUIVALENTS	(214)	207
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	315	108
CASH AND CASH EQUIVALENTS AT END OF YEAR	$101	$315

MERITOR, INC.
ADJUSTED INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Income from continuing operations attributable to Meritor, Inc.	$63	$1	$200	$244
Adjustments:
Restructuring costs	4	—	13	27
Loss on debt extinguishment	—	—	11	—
Asset impairment charges	—	8	—	8
Tax Initiatives	(10)	—	(10)	—
Transaction costs (1)	—	—	—	5
Brazilian VAT credit	—	—	(22)	—
Income from WABCO distribution termination	—	—	—	(265)
Income tax expense (benefit) (2)	—	(1)	3	54
Adjusted income from continuing operations attributable to Meritor, Inc.	$57	$8	$195	$73

Diluted earnings per share from continuing operations	$0.88	$0.01	$2.74	$3.23
Impact of adjustments on diluted earnings per share	(0.08)	0.10	(0.06)	(2.26)
Adjusted diluted earnings per share from continuing operations	$0.80	$0.11	$2.68	$0.97

Diluted average common shares outstanding	71.1	73.8	72.8	75.6
(1) Represents acquisition transaction fees and inventory step-up amortization.
(2) The year ended September 30, 2021 includes $7 million of income tax expense related to the Brazilian VAT Credit, $2 million of income tax benefits related to restructuring and $2 million of income tax benefits for the loss on debt extinguishment. The year ended September 30, 2020 includes $62 million of income tax expense related to the WABCO distribution arrangement termination, $6 million of income tax benefits related to restructuring, $1 million of income tax benefits related to transaction costs and $1 million of income tax benefits related to asset impairment charges.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Cash provided by operating activities	$51	$77	$197	$265
Capital expenditures	(43)	(40)	(90)	(85)
Free cash flow(1)	$8	$37	$107	$180

(1) The year ended September 30, 2020 includes $265 million of cash received from termination of the WABCO distribution arrangement.

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2022— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year 2022 Outlook (1)
Net income attributable to Meritor, Inc.	$220 - 255
Loss from discontinued operations, net of tax, attributable to Meritor, Inc.	—
Income from continuing operations, net of tax, attributable to Meritor, Inc.	$220 - 255
Interest expense, net	~60
Provision for income taxes	65 - 85
Noncontrolling interests	~10
Depreciation and amortization	~105
Restructuring	~15
Other	(3) - 8
Adjusted EBITDA	$ 472 - 538

Sales	$ 4,100 - 4,300

Adjusted EBITDA margin (2)	11.5% - 12.5%

Diluted earnings per share from continuing operations	$3.05 - 3.55
Impact of adjustments on diluted earnings per share	~0.20
Adjusted diluted earnings per share from continuing operations	$3.25 - 3.75

Diluted average common shares outstanding	~72

Cash provided by operating activities	$275 - 320
Capital expenditures	(100) - (120)
Free cash flow	$175 - 200

(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.